EXHIBIT 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 52% INCREASE IN NET INCOME FROM CONTINUING OPERATIONS

CHICAGO (November 2, 2005) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the third quarter ended September 30, 2005. Third quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 21% to $15,626,000

•	Total net revenue increased 22% to $21,148,000

•	Net income increased 52% to $1,627,000

•	Earnings per share increased 40% to $0.07

For the third quarter ended September 30, 2005, total net revenue was $21,148,000, up 22% from $17,394,000 in the prior year third quarter. Net revenue from surgical facilities was $15,626,000, up 21% from $12,890,000 in the prior year third quarter. This revenue increase was primarily due to a 20% increase in total surgical procedures performed in the third quarter of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 5% over the prior year third quarter. Product sales and other revenue was $5,522,000 in the third quarter of 2005, up 23% from $4,504,000 in the prior year third quarter. The majority of this increase was contributed by our marketing products and services business.

Operating income in the third quarter of 2005 increased 38% to $4,703,000, or 22% of net revenue, from $3,400,000, or 20% of net revenue, in the same period last year. Net income from continuing operations in the third quarter of 2005 increased 52% to $1,627,000, or $0.07 per diluted share, from $1,070,000, or $0.05 per diluted share, in the prior year third quarter. The third quarter results for 2005 included a pre-tax gain on the sale of minority interests of $74,000 as compared to a pre-tax loss on the sale of minority interests of $64,000 in the third quarter of 2004.

For the nine months ended September 30, 2005, total net revenue was $60,297,000, up 28% from $47,098,000 for the first nine months last year. Net revenue from surgical facilities was $44,563,000, up 33% from $33,382,000 for the first nine months last year. This revenue increase was primarily due to a 34% increase in total surgical procedures performed in the first nine months of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 5% over the comparable period in 2004. Product sales and other revenue was $15,734,000 for the nine months ended September 30, 2005, up 15% from $13,716,000 in the same period last year.

Operating income for the first nine months of 2005 increased 61% to $12,435,000, or 21% of net revenue, from $7,735,000, or 16% of net revenue, in the same period last year. Net income from continuing operations for the first nine months of 2005 increased 60% to $4,238,000, or $0.18 per diluted share, from $2,646,000, or $0.12 per diluted share, in the same period last year. The results for the first nine months of 2005 include a pre-tax gain on the sale of minority interests of $110,000 as compared to a pre-tax gain on the sale of minority interests of $99,000 in the first nine months of 2004.

Commenting on the third quarter results, Scott T. Macomber, Executive Vice President and Chief Financial Officer of NovaMed, said, “We are pleased with our 52% earnings growth and the continuing improvement in our operating margin. With our current acquisition pipeline and over $30 million available under our credit facility we are well positioned to continue our growth momentum through the remainder of this year and beyond.”

“All of us at NovaMed welcome our new President and Chief Executive Officer, Thomas S. Hall,” added Macomber. “We look forward to working with Tom and are excited by the opportunities that lie ahead.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 27 surgery centers located in 14 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, November 2, 2005. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through December 1, 2005.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Condensed Consolidated Statement of Operations
(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenue:
Surgical facilities	$15,626	$12,890	$44,563	$33,382
Product sales and other	5,522	4,504	15,734	13,716
Total net revenue	21,148	17,394	60,297	47,098

Operating expenses:
Salaries, wages and benefits	6,595	5,595	18,789	15,898
Cost of sales and medical supplies	5,054	4,207	14,536	11,444
Selling, general and administrative	4,167	3,620	12,767	10,133
Depreciation and amortization	629	572	1,770	1,888
Total operating expenses	16,445	13,994	47,862	39,363

Operating income	4,703	3,400	12,435	7,735

Interest (income) expense, net	181	62	476	64
Minority interest	1,940	1,485	5,378	3,415
Earnings of nonconsolidated affiliate	(3)	–	(103)	–
(Gain) loss on sale of minority interests	(74)	64	(110)	(99)
Other (income) expense, net	(53)	5	(269)	(56)
Income before income taxes	2,712	1,784	7,063	4,411
Income tax provision	1,085	714	2,825	1,765

Net income from continuing operations	1,627	1,070	4,238	2,646
Net income from discontinued operations	–	–	122	594

Net income	$1,627	$1,070	$4,360	$3,240

Earnings per common share - diluted:
Earnings from continuing operations	$0.07	$0.05	$0.18	$0.12
Earnings from discontinued operations	–	–	–	0.02
Net earnings per diluted share	$0.07	$0.05	$0.18	$0.14

Shares used in computing diluted earnings per share	23,973	22,933	23,759	23,005

Selected Operating Data:

ASCs operated at end of period	27	22	27	22
Procedures performed during the period	19,311	16,071	55,995	41,644
Cash flow provided by operating activities	$3,809	$3,225	$8,268	$5,402
Cash flow used in investing activities	$(383)	$(14,440)	$(10,957)	$(22,399)
Cash flow provided by (used in) financing activities	$(3,807)	$7,323	$4,296	$7,565

	September 30,	December 31,
Balance Sheet Data:	2005	2004

Cash and cash equivalents	$2,112	$500
Accounts receivable, net	11,901	10,237
Working capital	7,677	5,620
Total assets	90,147	76,987
Long-term debt	9,432	5,314
Minority interest	9,938	8,516
Shareholders' equity	60,659	54,621